Exhibit 10.43

ZOSANO PHARMA CORPORATION

34790 Ardentech Court

Fremont, California 94555

[date]

LADENBURG THALMANN & CO. INC.

570 Lexington Avenue, 11th Floor

New York, NY 10022

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive

Newport Beach, CA 92660

Re: Private	Placement Fee

Ladies and Gentlemen:

In order to induce Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Roth Capital Partners, LLC (“Roth” and, together with Ladenburg, the “Managers”) to act as the joint book-running managers and representatives of the underwriters for the proposed initial public offering of common stock (the “IPO”) of Zosano Pharma Corporation (the “Company”), the Company hereby agrees to pay the Managers a fee (the “Private Placement Fee”) equal in the aggregate to 3.5% of the gross proceeds received by the Company from the sale of shares of common stock of the Company to Eli Lilly and Company, or any of its affiliates (“Lilly”), pursuant to that certain Common Stock Purchase Agreement, dated as of November 21, 2014, by and between the Company and Lilly, pursuant to which Lilly has agreed to purchase up to $15 million of the Company’s shares of common stock (the “Private Placement”). The Private Placement Fee will be divided equally between the Managers and paid immediately upon receipt by the Company of any proceeds of the Private Placement.

Sincerely yours,

Zosano Pharma Corporation

By:	Vikram Lamba
Title:	Chief Executive Officer